UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2026

SPLASH BEVERAGE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40471	34-1720075
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1112 N. Flagler Drive Fort Lauderdale, Florida	33304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 648-7238

(Former name or former address, if changed since last report.): n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SBEV	NYSE American LLC

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2026, Splash Beverage Group, Inc. (the “Company”) entered into a Development and Collaboration Agreement (the “Collaboration Agreement”) with Lupvindol Biosciences Ltd. (“Lupvindol”), pursuant to which Lupvindol has agreed to lead the development of, and all U.S. Food and Drug Administration (“FDA”) regulatory activities for, a new animal drug to be developed from the Company’s pharmaceutical product marketed under the brand name CannEpil® (the “Product”), which the Company licenses pursuant to an Exclusive License Agreement with Argent Biopharma Limited dated July 6, 2026, as amended on July 27, 2026 (the “License Agreement”). The Collaboration Agreement provides that Lupvindol will advance the Product as a cannabinoid-based Investigational Veterinary Product through the FDA Center for Veterinary Medicine Investigational New Animal Drug (“INAD”) and conditional approval pursuant to Section 571 of the Federal Food, Drug, and Cosmetic Act (the “Conditional Approval”), including by working to (a) obtain and maintain an INAD with the FDA Center for Veterinary Medicine; (b) develop and execute a comprehensive plan for the development of the Product acceptable to the FDA (the “Product Development Plan”); (c) conduct all preclinical and clinical studies required for Conditional Approval of the Product; (d) file for and obtain Conditional Approval of the Product; and (e) support the commercialization and licensing efforts for the Product.

In consideration of Lupvindol’s services, the Company has agreed to provide milestone funding and commercial and capital markets support to Lupvindol. The milestone funding is set forth as follows: (a) $95,000 upon execution of the Collaboration Agreement; (b) $75,000 upon the opening of the INAD with the FDA; (c) $65,000 upon completion of the Product Development Plan; (d) $125,000 upon the submission to the FDA representing the inflection point of the program; (e) $250,000 upon the filing of the submission for Conditional Approval of the Product; and (f) $500,000, plus an ongoing royalty equal to 4% of net sales of the Product (which terminates on the 10th anniversary of the first commercial sale of the Product), upon the grant of Conditional Approval of the Product or an earlier licensing transaction. In lieu of the royalty, Lupvindol may elect to receive shares of the Company’s common stock on the terms set forth in the Collaboration Agreement, which contemplates any such payment in shares valued based on the greater of (i) the volume-weighted average trading price of the Company’s common stock on the NYSE American for the five trading days immediately preceding the date of Lupvindol’s election notice and (ii) the minimum price at which a share of common stock may be issued in accordance with the rules of the NYSE American, subject to the conditions set forth in the Collaboration Agreement.

The initial term of the Collaboration Agreement is five years, unless terminated in accordance with the termination provisions set forth therein. Following the initial term, the Collaboration Agreement will automatically renew for successive one-year periods unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. The Company may terminate the Collaboration Agreement for convenience upon 90 days’ prior written notice to Lupvindol, subject to payment of all accrued and unpaid milestone payments and payment of a wind-down fee equal to 100% of the next milestone payment not yet earned. The Company may also terminate the Collaboration Agreement (a) if the FDA issues a formal communication indicating that the Product Development Plan is unlikely to result in Conditional Approval without material changes that would require additional investment exceeding the amounts contemplated by the Collaboration Agreement; (b) if Lupvindol fails to achieve any milestones set forth in the Collaboration Agreement within 12 months of the respective target date; or (c) upon a change of control of Lupvindol. Lupvindol may terminate the Collaboration Agreement if the Company fails to materially perform its obligations and fails to cure such default within 30 days after receipt of written notice from Lupvindol. Either party may terminate the Collaboration Agreement upon the other party becoming insolvent or upon any governmental authority restraining the development, manufacture, sale, or introduction into interstate commerce of the Product.

The Collaboration Agreement also contains customary representations and warranties, covenants, indemnifications and other terms and conditions which are customary for a transaction of its type.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Collaboration Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Development and Collaboration Agreement, dated July 31, 2026, by and between the Company and Lupvindol Biosciences Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLASH BEVERAGE GROUP, INC.

Date: August 4, 2026	By:	/s/ Brady Cobb
	Name:	Brady Cobb
	Title:	Interim Chief Executive Officer